EXHIBIT 10.14

                               Amendment Number 2

                                  GLEN E. RONEY
                           DEFERRED COMPENSATION PLAN
                            Effective March 11, 1997

    The Glen E. Roney Deferred Compensation Plan effective March 11, 1997, and amended June 25, 1997, is hereby amended, which amendment is effective July 25, 1997, as follows:

    The Employee and the Company agree that Paragraphs 1, 3(a) and 7 of the Plan are hereby amended to read as follows:

    1. RETIREMENT BENEFIT. Provided that the Employee has retired or his employment has otherwise terminated, and provided Employee otherwise complies with the terms and provisions hereof (including the requirement of continued employment, subject to the exceptions provided in paragraph 6 hereof), beginning on the later of (a) October 30, 2002, or (b) the day following the date of the termination of Employee's employment with the Company (the "Late Retirement Date"), the Company will make payments to Employee in accordance with this section 1.

    1.1 IF PAYMENTS COMMENCE ON OCTOBER 30, 2002. In the event Employee's employment by the Company has terminated prior to October 30, 2002, and payments are to commence on October 30, 2002, the Company shall pay to Employee $100,000 per year, commencing on such date and continuing regularly on the same calendar day of each year thereafter, until the Employee has been paid the aggregate sum of $1,500,000.

    1.2 IF PAYMENTS COMMENCE AFTER OCTOBER 30, 2002. In the event payments are to commence after October 30, 2002, the Company shall pay to Employee:

        1.2.1. LUMP SUM CATCH-UP AMOUNT. On the Late Retirement Date a lump sum equal to the amount of money that would have been paid to Employee had payments commenced on October 30, 2002 (the "Catch-Up Amount"), and in addition, the Company shall pay to Employee $100,000 per year commencing on October 30 of the year next following the Late Retirement Date and continuing regularly on the same calendar day of each year thereafter, until the Employee has been paid under this paragraph (including the Catch-Up Amount and all other payments) the aggregate sum of $1,500,000; and

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        1.2.2. LOST EARNINGS PAYMENTS. On the Late Retirement Date, the Company
    shall pay Employee an amount intended to compensate for Employee's lost earning potential on the Catch-Up Amount, calculated as follows:

        ANNUAL PERIODS. For each full twelve month period beginning on October 30, 2002 and ending on the Late Retirement Date, an amount equal to the percentage increase (if any) in the Standard and Poor's 500 Index over the relevant twelve-month period, multiplied by the amount of money that Employee would have received pursuant to paragraph 1.2.1. above on or prior to the beginning of such period if payments had commenced as of October 30, 2002. If there has been a decrease in the Standard and Poor's 500 Index over the relevant period, the Lost Earnings Payment for that period shall be zero. For purposes hereof, the Standard and Poor's 500 Index shall be determined with reference to the "S&P 500" index as reported under the Markets Diary column in the Wall Street Journal as of a date as close as reasonably practicable to the relevant date.

        PARTIAL FINAL PERIOD. For any final partial year, the amount for such partial year equal to the percentage increase (if any) in the Standard and Poor's 500 Index for that partial year, multiplied by the amount of money that Employee would have received pursuant to paragraph 1.2.1 above on or prior to the beginning of such period if payments had commenced as of October 30, 2002, multiplied by a fraction the numerator of which is the number of days from October 30 immediately preceding such date to the Late Retirement Date, and the denominator of which is 365. If there has been a decrease in the Standard and Poor's 500 Index over the relevant period, the Lost Earnings Payment for that period shall be zero. For purposes hereof, the Standard and Poor's 500 Index shall be determined with reference to the "S&P 500" index as reported under the Markets Diary column in the Wall Street Journal as of a date as close as reasonably practicable to the relevant date.

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In the event that the Employee should die after said payments have commenced but before the aggregate amount herein provided is fully paid, the unpaid balance of payments due will continue to be paid by the Company to those beneficiaries designated in paragraph 2 below.

    3. CONDITIONS. The obligations of the Company under the terms hereof are subject to the following conditions and requirements:

       a. The obligation of the Company to make payments as herein provided is conditioned upon the employment of the Employee by the Company or one or more of its subsidiaries continuously under the earlier of the date of Employee's death or October 29, 2002, except that such requirement and limitation shall not be applicable (and the Employee shall not be required to be continuously employed by the Company) if, prior to such date, (i) the Employee's annual cash compensation paid by the Company is substantially reduced from the cash compensation paid by the Company to the Employee during 1993, or (ii) Employee's duties on behalf of the Company are modified such that Employee is no longer performing the function of Chief Executive Officer of the Company, or (iii) Employee ceases his employment as a result of a disability that makes it impossible for Employee to carry on his duties as Chief Executive Officer of the Company, or (iv) Employee is discharged by the Company without cause. In the event that Employee's employment is terminated as a result of one of the conditions specified in (i) through (iv), then Employee's retirement benefit shall be paid as specified in Paragraph 1, beginning on the later of (a) October 30, 2002, or (b) the day following the date of the termination of Employee's employment with the Company.

    7. TRUST. The Employee acknowledges that he has the status of a general unsecured creditor of the Company, and the Plan constitutes a mere promise by the Company to make benefit payments in the future. Any trust created by the Company and any assets held by the trust to assist the Company in meeting its obligations under the Plan will conform to the terms of the model trust described in Revenue Procedure 96-64. It is the intention of the parties that this deferred compensation plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company has executed and partially funded a trust in the form of that certain Trust Under Glen E. Roney Deferred Compensation Plan effective March 11, 1997, attached hereto as Annex A, which is intended to conform to the terms of the model trust described in Revenue Procedure 96-64.

    EXECUTED as of July 25, 1997.

                                       TEXAS STATE BANK OF McALLEN

                                       By: /s/ PAUL S. MOXLEY
                                           Name: Paul S. Moxley
                                           Title: President

                                           /s/ GLEN E. RONEY
                                               Glen E. Roney

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